Exhibit 10.9

SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Calumet GP, LLC (“Company”) and Timothy R. Barnhart (“Executive”) (individually, “Party”; and jointly, the “Parties”).

Recitals

A.Executive has been employed by the Company for many years and most recently served in the capacity of Executive Vice President of Operations;

B.Executive has chosen to resign his employment with the Company for personal reasons, effective on the Separation Date as defined below;

C.The Company desires to secure the continuing assistance and cooperation of Executive in a consulting role on an as-needed basis during the one-year period succeeding the Separation Date, and Executive has agreed to provide such consulting services; and

D. The Parties wish to terminate the employment relationship between the Company and Executive on amicable and certain terms as set forth in this Agreement.

Terms and Conditions

NOW, THEREFORE, in consideration of the promises and obligations contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Separation Date. Executive’s employment with the Company shall terminate effective March 13, 2015 (“Separation Date”).

2.       Severance Package.  In consideration for the promises made by Executive in this Agreement, the Company shall:

(a)    Provide Executive twelve (12) months of continuing salary, in the gross amount of Three Hundred and Eighteen Thousand Two Hundred and Seventy Dollars (318,270.00), paid in the normal course of the Company’s payroll,  subject to all  applicable employment taxes and withholdings, commencing with the first payroll after the “Effective Date” of this Agreement (as defined in Section 23 of this Agreement), retroactive to March 16, 2015, and continuing to April 15, 2016 (the “Severance Period”);

(b)    Provide Executive with the same cash award (and no unit award) he would have received under the Company’s AIP Incentive Plan (referred to herein, with all underlying plans and documents, as the “AIP Plan”) for calendar year 2015  had he remained employed by the Company through December 31, 2015, on the same basis as existing Incentive Level 1 employees for the same period pursuant to the terms and conditions  of the AIP Plan, subject to required taxes and withholding, to be paid on the normal payment date in 2016 for existing Incentive Level 1 employees at that time; provided, however, that Executive will receive such cash award at the “target” level regardless whether the Company otherwise performs at or beyond such level in 2015;

(c)    Reimburse Executive for twelve (12) months of COBRA insurance coverage (March 1, 2015 to February 29, 2016), provided that Executive is eligible for and timely elects such COBRA continuation coverage under the Company’s existing health insurance plan;  and

(d)    Provide Executive with free and clean title to his Company automobile (2013 Nissan Titan); provided, however, that Executive will be solely responsible for insuring said vehicle as his coverage under the Company’s automobile insurance program will terminate on the Separation Date.

            The payments, benefits, and automobile specified above are hereinafter collectively referred to as the “Severance Package”.

3.    Consulting Obligations. In consideration of the Severance Package, Executive shall provide continuing consulting services to the Company at the direction of the Board of Directors of the Company and the CEO or their designates on an as-needed basis during the Severance Period. This consulting will be provided in good faith and be primarily aimed at assisting the Company in transitioning Executive’s previous duties and responsibilities to his functional successor or successors. The consulting will include providing advice and counsel to the Company and Board as requested on an ongoing basis and may include the assignment of specific tasks and functions related thereto. To the extent any such consulting requires travel or other reasonable business expenses to be incurred by Executive, the Company will reimburse Executive or provide arrangements or payment for such travel and business expenses in advance. Executive shall also provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) or other legal matter, which relates to events occurring during Executive’s employment with the Company about which he has first-hand knowledge.

4.    Complete Payment. The Severance Package, to which Executive would not otherwise be entitled, shall constitute complete settlement and satisfaction of any and all present or potential claims for loss of salary, including any and all forms of compensation, commissions, bonuses, and benefits of employment, reinstatement, severance pay, compensatory damages, punitive damages, declaratory relief, interest, attorney’s fees, costs, other litigation fees, and any and all other forms of monetary or injunctive relief. Executive hereby expressly acknowledges payment in full by the Company of any and all earned and unpaid compensation and benefits (including vacation pay) as of the Effective Date of this Agreement with the exception of any unpaid vested benefits inuring to him as the result of his former employment with the Company. Apart from the Severance Package (subject to the terms and conditions herein), the Company shall have no continuing liability to Executive for any compensation, commissions, bonuses, incentive payments, phantom stock, equity interests, or benefits of employment except as otherwise provided in this Agreement.

5.    Vested Benefits Unaffected by Agreement.     Any entitlement to vested benefits by Executive flowing from any of the Company’s incentive, deferred compensation, pension, or other retirement plans shall be unaffected by this Agreement and remain fully subject to the terms and conditions of the plans at issue, including any pay-out amount and timing provisions, subject only to the termination of Executive’s employment as of the Separation Date. Executive shall not be entitled to any further incentive, deferred compensation, pension, or other retirement plan benefits or Company contributions based on his receipt of the Severance Package except as otherwise provided in this Agreement.

6.    Mutual Release of Claims. (a) In consideration of the promises made by the Company in this Agreement, Executive hereby RELEASES AND FOREVER DISCHARGES the Company and its owners, directors, principals, executives, officers, agents, employees, subsidiaries, affiliates, successors, and assigns (collectively, the “Released Parties”) from any and all claims, demands, liabilities, actions, or causes of action which Executive had, has, or may have on account of, arising out of, or related to: (i) Executive’s employment with the Company and the termination of that employment, including, without limitation, any and all claims, demands, liabilities, actions, or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Occupational Safety and Health Act; the Lilly Ledbetter Fair Pay Act; the Equal Pay Act; the Indiana Civil Rights Act; Indiana’s payment-of-wages statutes; and any amendments thereto; and any and all other federal, state and local laws governing terms and conditions of employment, wages, hours, compensation, discrimination, and any and all other matters; and (ii) any and all other matters occurring prior to the Effective Date of this Agreement. Executive is hereby releasing each and every claim, known or unknown, contingent or actual, which Executive has or may have against the Released Parties, or any of them, as of the Effective Date, except the foregoing release does not extend to any claim for unpaid vested benefits or any claim that may not lawfully be released by private agreement; nor does it restrict Executive’s right to file a charge with any administrative or government agency or participate in an administrative or government agency investigation or proceeding.

(b) The Company hereby RELEASES AND FOREVER DISCHARGES Executive from any and all known or unknown disputes, actions, causes of actions, claims of law or in equity or sounding in contract and/or tort arising under common law, federal, state or local statute or ordinance arising out of his employment with the Company and the termination of that employment; provided, however, that this release shall not apply to any acts or omissions by Executive that were unlawful, unethical, or performed outside the scope of his employment with the Company.

7.    Covenant Not To Sue. Executive promises and agrees not to file a lawsuit against the Released Parties or any of them with respect to any claim or cause of action released herein. In the event that Executive violates this covenant, Executive understands and agrees that any such claim will be subject to dismissal with prejudice and further agrees to reimburse the Released Parties for their attorneys’ fees and costs incurred to secure such dismissal.
8.    Acknowledgement of Payment in Full. Executive acknowledges receipt of payment in full for all compensation owed to Executive under federal and state law, except for the Severance Package (subject to the terms herein). Executive further acknowledges that Executive is not aware of any facts or circumstances constituting a violation by the Company of the Fair Labor Standards Act or any other statute or law relating to his payment of wages or hours of work.

9.    Continuing Effect of Employment Agreement. On or about May7, 2014, the Parties entered into an Employment Agreement governing the terms and conditions of Executive’s ongoing employment with the Company (“Employment Agreement”). Pursuant to Section 25 of said Employment Agreement, the provisions of Sections 6, 8-13, and 23 therein and all related provisions necessary to interpret and enforce them were expressly intended to survive any termination of the Employment Agreement and any termination of the employment relationship. The Parties to this Agreement understand and agree that such provisions will continue in full force and effect and will not be affected by this Agreement in any way; provided, however, that to the extent any such provision(s) conflict with any of the provisions of this Agreement, the conflicting language in this Agreement shall prevail.

10.    Mutual Non-Disparagement. (a) Executive specifically understands and agrees that Executive shall not disparage, demean, or otherwise communicate through any means, including social media, any information damaging or potentially damaging to the business or reputation of Released Parties or any of them to any third party, including, but not limited to, the media and business community and any past or present employees of the Company, without the express written consent of the Company. It is understood and agreed by the Parties that this provision shall not apply to any information, complaint, or other communication that Executive may in good faith file with or communicate to any judicial or other governmental entity or agency concerning any of the Released Parties.

(b) The Company specifically understands and agrees that no Company executive or Board member who is familiar with the terms of this Agreement shall disparage, demean, or otherwise communicate through any means, including social media, any information damaging or potentially damaging to the business or reputation of Executive to any third party, including, but not limited to, the media and business community and any past or present employees of the Company, without the express written consent of the Executive.

11    Waiver of Breach. No act or omission by the Company shall be deemed a waiver by the Company of any of its rights under this Agreement. Executive acknowledges that every situation is unique and the Company may need to respond differently to the actions by one employee or the facts of one situation than to the actions of another employee or the facts of another situation. Therefore, the failure of the Company to enforce the same, similar, or different restrictions against Executive or another employee or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of the Agreement’s restrictions against Executive.

12.    No Relief from Claims. Executive understands and agrees that, in the event that Executive files any claim against the Released Parties or any of them, this Agreement may operate to limit or preclude Executive’s entitlement to relief or recovery from such claim, including any costs or attorneys’ fees.

13.    Breach by Either Party. (a) Executive understands and agrees that a breach by Executive of any provision of this Agreement nullifies any obligation of the Company to continue making payments to him or on his behalf pursuant to Section 2 of this Agreement, and obligates Executive to return to the Company the automobile and all monies already paid out under Section 2 of this Agreement at the time of the breach except for One Thousand Dollars ($1000.00), and permits the Company to pursue any other legal or equitable relief to which it is otherwise entitled as the result of such breach. Executive also understands and agrees that he will be responsible for payment of the Company’s attorneys’ fees incurred as a result of a successful effort to pursue legal action against Executive in connection with such breach.

(b) The Company understands and agrees that a breach by the Company of any provision of this Agreement permits Executive to pursue any legal or equitable relief to which he is entitled as the result of such breach. The Company also understands and agrees that it will be responsible for payment of Executive’s attorneys’ fees incurred as a result of a successful effort to pursue legal action against Executive in connection with such breach.

14.    No Admission of Liability by the Released Parties. Executive agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties or any of them of any liability or unlawful conduct of any kind.

15.    Changes Must Be in Writing. This Agreement may not be modified, altered, or changed except upon the express written consent of both Parties in which specific reference is made to this Agreement.

16.    Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company with regard to Executive’s termination of employment and fully supersedes and invalidates any prior agreements or understandings between the Parties with regards to the same subject matter; provided, however, that any surviving provisions of the Employment Agreement as specified in Section 9 herein shall remain in in full force and effect and are hereby incorporated by reference herein. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.

17.    Severability. Each provision and individual covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants hereunder.

18.    Successors Are Bound. Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, assignees, administrators, agents, and successors in interest to each of the Parties.

19.    Section Headings. The section headings in this Agreement are inserted solely as a matter of convenience and for reference and, in the event of any conflict, the text of this Agreement, rather than the headings, will control.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which (including a facsimile or pdf attachment to e-mail thereof) shall be deemed an original, but which together shall constitute one and the same instrument. The facsimile or pdf shall be admissible in any legal proceedings as if it were a manually signed original.
21.    Choice of Law and Venue. This Agreement shall be interpreted in accordance with the laws of the State of Indiana. Exclusive jurisdiction and venue over any and all disputes arising out of or in connection with this Agreement shall be in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana.

22.     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, FRAUD CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

23.    Right to Revoke for Seven (7) Days After Signing and Effective Date. Executive may revoke this Agreement by giving written notice of such revocation to the Company at any time prior to seven (7) days following the date this Agreement is signed by Executive, and this Agreement shall not become effective or enforceable until the end of such revocation period (“Effective Date”).

24.    Review Period and Acknowledgment of Rights and Understandings. Executive expressly agrees and acknowledges the following: (a) that Executive understands the terms and conditions of this Agreement; (b) that Executive has knowingly and voluntarily entered into this Agreement; (c) that Executive has hereby been advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (d) that Executive has been given at least twenty-one (21) days to review and consider the original draft of this Agreement before signing this Agreement; and (e) that this Agreement, when signed by the Company and Executive, is legally binding upon both the Company and Executive, as well as their heirs, assigns, executors, administrators, agents, successors in interest, even if Executive decides not to consult with an attorney in connection with reviewing and entering into this Agreement or if Executive fails to utilize the full twenty-one (21) days given Executive for this purpose.

25.    Twenty-One (21) Day Review Period Not Increased by Changes. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period set forth in Section 24 of this Agreement.
WHEREFORE, intending to be legally bound to each and all of the terms of this Agreement, the Parties hereby execute this Agreement this 13th day of March 2015.

TIMOTHY R. BARNHART	CALUMET GP, LLC

/s/ TIMOTHY R. BARNHART	/s/ F. WILLIAM GRUBE
Signature	Signature

Timothy R. Barnhart	F. William Grube
Printed Signature	Printed Signature
“Executive”
Chief Executive Officer
Title
“Company”